EXHIBIT 10.2

WERNER ENTERPRISES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee members of the Board of Directors (the “Board”) of Werner Enterprises, Inc. (the “Company”) receive annual cash retainers and cash meeting fees summarized in the table below. Such fees were approved on August 14, 2007 by the Compensation Committee (the “Committee”) of the Board.

Fee or Retainer	Amount
Annual Retainer for Board Membership	$15,000 (paid in quarterly installments of $3,750 each)

Annual Retainer for the Audit Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)

Annual Retainer for the Compensation Committee Chair	$5,000 (paid in quarterly installments of $1,250 each)

Board of Directors Meeting Fee	$2,000 (paid for each Board meeting)

Board Committee Meeting Fee	$2,000 (paid for each committee meeting not held on the same day as a Board meeting)

Non-employee directors are also eligible to receive equity awards, at the sole discretion of the Committee. Equity awards are granted pursuant to the terms of the Werner Enterprises, Inc. Equity Plan and either the Form of Notice of Grant of Nonqualified Stock Option or the Form of Restricted Stock Award Agreement, all of which are filed as exhibits to the Company’s Form 10-K. To the extent required by SEC regulations, equity awards granted to the Company’s non-employee directors are reported on Form 4 filings with the Securities and Exchange Commission.

We also reimburse each non-employee director at cost for all of their reasonable out-of-pocket travel expenses incurred in connection with their attendance at Board and Board committee meetings and for other reasonable out-of-pocket expenses directly related to their Board and Board committee service.